                                  Exhibit 99-1
                  Revised Management's Discussion and Analysis

                                 1 The Procter & Gamble Company and Subsidiaries

TABLE OF CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS
   Overview..............................................  2
   Results of Operations................................. 10
   Segment Results....................................... 16
   Financial Condition................................... 23
   Significant Accounting Policies and Estimates......... 30
   Other Information..................................... 35

MANAGEMENT'S DISCUSSION AND ANALYSIS

As disclosed in its Annual Report on Form 10-K for the year ended June 30, 2005, The Procter and Gamble Company ("the Company", "we") adopted the Financial Accounting Standards Board (FASB) SFAS 123 (Revised 2004), "Share-Based Payment" (SFAS 123 (R)) effective July 1, 2005 which requires that all stock-based compensation, including grants of employee stock options, be accounted for using a fair-value-based method. The Company has elected to adopt SFAS 123(R) using the modified retrospective method under which prior years' results will be revised to give effect to the value of options granted in fiscal years beginning on or after July 1, 1995.

In addition, the Company elected to change its method of accounting for Treasury Stock. The Company previously accounted for share repurchases as if the Treasury Stock was constructively retired by reducing Common Stock and Retained Earnings within Shareholders' Equity. Our new method of accounting will present Treasury Stock as a separate component of Shareholders' Equity. We believe that our new accounting method is preferable as it more closely depicts the underlying intent of the share repurchases.

A summary of the changes in the Company's financial statements as a result of adopting SFAS No. 123(R) and changing its method of accounting for Treasury Stock is provided in Note 1. This MD&A has been updated to reflect the Company's revised results to conform to the adoption of SFAS No. 123(R); the change in accounting for Treasury Stock had no impact on this MD&A.

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                                 2 The Procter & Gamble Company and Subsidiaries

The purpose of this discussion is to provide an understanding of P&G's financial results and condition by focusing on changes in certain key measures from year to year. Management's Discussion and Analysis (MD&A) is organized in the following sections:

-     Overview of the Company and summary of results for the fiscal year

-     Results of operations

-     Segment results

-     Financial condition

-     Significant accounting policies and estimates

-     Other information

Throughout MD&A, we refer to measures used by management to evaluate performance including unit volume growth, net outside sales and after-tax profit. We also refer to organic sales growth (net sales growth excluding the impacts of acquisitions, divestitures and foreign exchange), free cash flow and free cash flow productivity, which are not defined under accounting principles generally accepted in the United States of America (U.S. GAAP). The explanation of these measures at the end of MD&A provides more details. Management also uses certain market share estimates to evaluate performance relative to competition - despite limitations on the availability and comparability of share information. References to market share in MD&A are based on a combination of vendor-reported consumption and market size data, as well as internal estimates.

OVERVIEW

P&G's business is focused on providing branded products of superior quality and value to improve the lives of the world's consumers. We believe this will result in leadership sales, profits and value creation, allowing employees, shareholders and the communities in which we operate to prosper.

Procter & Gamble markets over 300 branded products in more than 160 countries. We have operations in over 80 countries through our Market Development Organization (MDO). The MDO includes dedicated retail customer, trade channel and country-specific teams that work to build our brands in local markets. It is organized along seven geographic areas: North America, Western Europe, Northeast Asia, Latin America, Central and Eastern Europe/Middle East/Africa, Greater China and ASEAN/Australasia/India. Throughout MD&A, we reference business results in developing markets, which we define as the aggregate of Latin America, Central and Eastern Europe/Middle East/Africa, Greater China and

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                                 3 The Procter & Gamble Company and Subsidiaries

ASEAN/Australasia/India.

Our products are sold primarily through mass merchandisers, grocery stores, membership club stores and drug stores. We have also expanded our presence in "high frequency stores," the neighborhood stores which serve many consumers in developing markets.

We compete in multiple product categories and have three Global Business Units
(GBUs): P&G Beauty, P&G Family Health and P&G Household Care. We manage and report business and financial results on this basis. Each GBU and the MDO is led by a Vice Chair, all of whom report to the Chief Executive Officer. In July, 2005 we changed the names of the GBUs. Beauty Care was renamed P&G Beauty; Health, Baby & Family Care changed to P&G Family Health; and Household Care was renamed P&G Household Care. These changes have no impact on the composition or historical results of the GBUs.

The following charts provide net sales and net earnings by GBU as a percentage of total Company results, excluding net sales and earnings held in Corporate, for the fiscal year ended June 30, 2005. Please see the discussion on Corporate in the Segment Results discussion and Note 11 to the Consolidated Financial Statements for more information.

2005 Net Sales
(by GBU)

PG Beauty                     34%
PG Family Health              34%
PG Household Care             32%

2005 Net Earnings
(by GBU)

PG Beauty                     38%
PG Family Health              29%
PG Household Care             33%

                                 4 The Procter & Gamble Company and Subsidiaries

Strategic Focus

P&G is focused on strategies that we believe are right for the long-term health of the Company and that will increase returns for our shareholders. The Company's financial targets are (excluding the impacts of the pending Gillette acquisition):

- Sales growth of 4% to 6% excluding the impact of changes in foreign exchange rates from year-over-year comparisons. On average, we expect approximately 2% of sales growth to come from market growth; 1% to 3% from the combination of market share growth, expansion to new geographies and new business creation; and the remaining 1% to come from smaller, "tack-on" acquisitions to access markets or complement current business portfolios.

-     Diluted net earnings per share growth of 10% or better.

- Free cash flow productivity of 90% or greater (defined as the ratio of operating cash flow less capital expenditures divided by net earnings).

In order to achieve these targets, we focus on our core strengths of branding, innovation, go-to-market capability and scale against the following growth areas:

- Driving our core businesses of Baby Care, Fabric Care, Feminine Care and Hair Care into stronger global leadership positions.

- Growing our leading brands in our biggest markets with our largest customers.

- Investing in faster-growing businesses with higher gross margins that are less asset-intensive, primarily in the Beauty and Health Care businesses.

- Building on opportunities in select developing markets and with lower-income consumers.

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                                 5 The Procter & Gamble Company and Subsidiaries

Sustainability

To sustain consistent and reliable sales and earnings growth in line with our financial targets, we have identified four key enablers:

- Building a diversified and balanced portfolio consisting of foundation businesses and higher growth businesses. Foundation businesses include many of our established product categories - Fabric Care, Home Care, Baby Care, Family Care, Snacks and Coffee. These businesses provide a base for steady growth, strong operating cash flows and an excellent training ground for future leaders. We are focused on expanding these categories through innovative products, offering our brands in more parts of the world and tailoring our products to meet the needs of more consumers (including lower-income consumers). To complement the steady growth of foundation businesses, we are expanding our portfolio of Beauty and Health brands. These businesses generally have higher gross margins and lower capital requirements than the balance of the Company's portfolio. Over the past several years, we have increased the size of our Beauty and Health businesses by growing base brands and through acquisitions, including Clairol in 2002 and Wella in 2004. Both of these acquisitions expanded our presence in the retail and professional hair care categories. In January of 2005, we announced our agreement to acquire The Gillette Company, which will further expand our portfolio of Beauty and Health brands. Gillette is a leader in several global product categories including blades and razors, oral care and batteries. Pending regulatory approval, we expect this acquisition to close in Fall of 2005. We expect our portfolio of Beauty and Health brands to continue to provide a disproportionate percentage of growth for the Company.

- Investing in innovation and capability to reach more of the world's consumers with quality, affordable products. This includes expanding our presence in markets and reaching more consumers where we are under-represented including lower-income and value-conscious consumers.

- Leveraging the Company's organizational structure to drive clear focus, accountability and improved go-to-market capability. We have an organizational structure that works together to leverage our knowledge and scale at the global level with a deep understanding of the consumer and customer at the local level.

- The GBUs leverage their consumer understanding to develop the overall strategy for our brands. They identify common consumer needs, develop new products and build our brands through effective marketing innovations.

- The MDO develops go-to-market plans at the local level, leveraging their understanding of the local consumer and customer. The MDO is focused on winning the "first moment of truth" - when a consumer stands in front of the shelf and chooses a product from

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                                 6 The Procter & Gamble Company and Subsidiaries

      among many competitive offerings. The GBU is focused on winning the "second moment of truth" - when the consumer uses the product and evaluates how well the product meets his or her expectations.

      - Global Business Services (GBS) operates as the "back office" for the GBU and MDO organizations, providing world-class technology, processes and standard data tools to better understand the business and better serve consumers and customers. GBS personnel or highly efficient and effective third party partners provide these services.

- Focusing relentlessly to improve costs and generate cash. Each GBU is evaluated on their ability to support the Company's financial goals. This includes an evaluation of net sales growth, earnings growth and profit margin expansion. GBUs are also evaluated on their ability to generate cash, for example, by increasing capacity utilization and meeting capital spending targets.

Summary of 2005 Results

For the fiscal year ended June 30, 2005, we delivered our fourth consecutive year of sales growth, earnings per share growth and free cash flow productivity at or above our targets.

- Net sales increased 10%. Net sales increased 8% excluding the impact of foreign exchange - above our target of 4% to 6%. Organic sales, which excludes the impacts of acquisition, divestitures and foreign exchange, also increased 8%.

      - Every GBU delivered volume growth rates of high-single digits or greater. Within the MDO, every geographic region posted volume growth, led by developing markets up high-teens.

      - We increased our overall market share in categories representing approximately two-thirds of the Company's net sales. We increased market share in each of our core businesses of Baby Care, Fabric Care, Feminine Care and Hair Care.

- Diluted net earnings per share increased 15% due primarily to volume growth.

- Cash flow from operating activities was $8.68 billion. Free cash flow productivity of 94% was above our target of 90%.

                                 7 The Procter & Gamble Company and Subsidiaries

Market Overview and Challenges

Our market environment is highly competitive, with both global and local competitors. In many of the markets and industry segments in which we sell our products, we compete against other branded products, as well as retailer and private-label brands. Additionally, many of the product segments in which we compete are differentiated by price (referred to as premium, mid-tier and value-tier products). Generally speaking, we compete with premium and mid-tier products and are well positioned in the industry segments and markets in which we operate - often holding a leadership or significant share position.

P&G Beauty. We compete in several categories of the beauty market including Retail and Professional Hair Care, Skin Care, Feminine Care, Cosmetics, Fine Fragrances and Personal Cleansing. The beauty markets in which we compete comprise approximately $200 billion in global retail sales, resulting in our overall share position of about 10%. We are the global market leader in Hair Care, one of our core businesses, with approximately a 24% share of the global market. We are also the global market leader in the Feminine Care category, another core business, with approximately a 36% share of the market. Billion-dollar brands in P&G Beauty include Pantene, Wella, Olay, Always and Head & Shoulders.

P&G Family Health. In P&G Family Health, we compete in several distinct health care product categories including Oral Care, Pharmaceuticals, Personal Health and Pet Health and Nutrition. In Oral Care, there are several global competitors in the market, of which we have the number two share position. Our Pharmaceuticals business has approximately 33% of the global bisphosphonates market for the treatment of osteoporosis under the Actonel brand. Actonel, along with Crest and Iams, each have annual sales over one billion dollars.

Baby Care and Family Care compete primarily in the Diapers, Baby Wipes, Bath Tissue and Kitchen Towel categories. Baby Care is one of our core businesses with a global share of approximately 37% of the market behind the strength of Pampers, with annual sales in excess of $6 billion. The markets in which we compete generally include two to three global companies, as well as local competitors and retailer brands. Family Care is predominantly a North American business. The Bounty and Charmin brands, with approximately a 43% and 27% market share in the United States, respectively, each have annual sales over one billion dollars.

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                                 8 The Procter & Gamble Company and Subsidiaries

P&G Household Care. In P&G Household Care, the Fabric Care and Home Care businesses operate in a global market containing numerous brands in each geography. We generally have the number one or number two share position in the markets in which we compete, with particular strength in North America and Europe. Fabric Care is one of our core businesses and we are the global market leader with approximately a 32% share. Home Care competes in the Dish Care, Surface Care and Air Care product categories. Four of our billion-dollar brands are part of the Fabric Care and Home Care businesses: Tide, Ariel, Downy and Dawn.

In Snacks and Coffee, we compete primarily in two industry categories: Salted Snacks and Coffee. In Salted Snacks, we compete against both global and local companies. One global company dominates the category. In Coffee, we hold a leadership position of the brands sold predominantly through grocery, mass merchandise and club membership stores in the U.S. Two of our billion-dollar brands are in Snacks and Coffee - Pringles and Folgers.

Forward-Looking Statements

We discuss expectations regarding future performance, events and outcomes, such as our business outlook and objectives, in annual and quarterly reports, press releases and other written and oral communications. All statements, except for historical and present factual information, are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Security Litigation Reform Act, and are based on currently available competitive, financial and economic data and our business plans. Forward-looking statements are inherently uncertain, and investors must recognize that events could be significantly different from our expectations.

                                 9 The Procter & Gamble Company and Subsidiaries

Ability to Achieve Business Plans. We are a consumer products company and rely on continued demand for our brands and products. To achieve business goals, we must develop and sell products that appeal to consumers and retail trade customers. Our continued success is dependent on leading-edge innovation, with respect to both products and operations. This means we must be able to obtain patents and respond to technological advances and patents granted to competition. Our success is also dependent on effective sales, advertising and marketing programs in an increasingly fragmented media environment. Our ability to innovate and execute in these areas will determine the extent to which we are able to grow existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographic markets (including developing markets) in which we have chosen to focus. There continues to be competitive product and pricing pressures in the environments in which we operate, as well as challenges in maintaining profit margins. To address these challenges, we must respond to competitive factors, including pricing, promotional incentives and trade terms for products. We must manage each of these factors, as well as maintain mutually beneficial relationships with our key customers, in order to effectively compete and achieve our business plans. Since our goals include a growth component tied to acquisitions, we must manage and integrate key acquisitions, such as the Wella acquisition and the acquisition of The Gillette Company, including obtaining the required regulatory approvals and achieving the cost and growth synergies in accordance with stated goals.

Cost Pressures. Our costs are subject to fluctuations, particularly due to changes in commodity prices, cost of labor, foreign exchange and interest rates. Our costs in 2005 were impacted by sharply higher commodity costs and we expect this trend to continue in 2006. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost savings projects, sourcing decisions and certain hedging transactions. We also must manage currency, especially in volatile countries, and debt, including debt related to our announced plan to repurchase shares of Company common stock. In the manufacturing and general overhead areas, we need to maintain key manufacturing and supply arrangements, including sole supplier and sole manufacturing plant arrangements. We must also implement, achieve and sustain cost improvement plans, including our outsourcing projects.

Global Economic Conditions. Economic changes, terrorist activity and political unrest may result in business interruption, inflation, deflation or decreased demand for our products. Our success will depend in part on our ability to manage continued global political and/or economic uncertainty, especially in our significant geographical markets, as well as any political or economic disruption due to terrorist and other hostile activities.

                                10 The Procter & Gamble Company and Subsidiaries

Regulatory Environment. Changes in laws, regulations and the related interpretations may alter the environment in which we do business. This includes changes in environmental, competitive and product-related laws, as well as changes in accounting standards and taxation requirements. Accordingly, our ability to manage regulatory, tax and legal matters and to resolve pending matters within current estimates may impact our results.

RESULTS OF OPERATIONS

Volume and Net Sales

Unit volume in 2005 increased 8%. Each of our three GBUs delivered volume growth rates of high-single digits or greater led by P&G Beauty, up 12%. Every one of our geographic-based MDOs posted volume growth, led by developing markets with high-teens volume growth. Organic volume, which excludes the impacts of acquisitions and divestitures, also increased 8%. Additional volume from the acquisition of Wella, which was acquired in September of 2003, was offset by the divestiture of the Juice business in August of 2004. The increase in volume versus the prior year was driven by:

- High single-digit growth of our "billion-dollar brand" portfolio, which represents approximately 60% of total Company volume;

- Growth in each of our top 16 countries, representing approximately 80% of total Company net sales;

-     Market share growth in eight of our top 10 customers; and

- Continued strength in developing markets, particularly Greater China and Central and Eastern Europe/Middle East/Africa.

Net sales reached a record level of $56.74 billion, an increase of 10% versus the prior year. Foreign exchange contributed 2% to net sales growth, primarily driven by the strength of the Euro, British pound and Japanese yen. Higher relative growth in developing markets, where the average unit sales price is lower than the Company average, resulted in a negative mix impact of 1% on net sales growth. Pricing added 1% to sales growth. Price increases in Family Care, Pet Health and Nutrition, Pharmaceuticals, Coffee and in certain Fabric Care markets were partially offset by price investments taken primarily in Europe to address the growth of hard discounters and in response to competitive activity in certain Fabric Care and Baby Care markets. Net sales excluding foreign

                                11 The Procter & Gamble Company and Subsidiaries

exchange increased 8%, well above the Company's target. Organic sales, which exclude the effects of acquisitions, divestitures and foreign exchange, also increased 8%.

Net Sales
(in billions of dollars)

2003                                            43.4
2004                                            51.4
2005                                            56.7

Geographic Sales Split
(FY 2005 Net Sales)

North America                                   48%
Western Europe                                  24%
Northeast Asia                                   5%
Developing Geographies                          23%

In 2004, unit volume increased 17%, with all GBUs and geographic regions achieving unit volume growth. Excluding the impact of acquisitions and divestitures, primarily Wella, unit volume for the Company increased 10%. Net sales were $51.41 billion in 2004, an increase of 19% compared to 2003. Organic sales increased 8%, well above the Company's target. Net sales increased behind volume growth, including the addition of Wella, and a positive foreign exchange impact of 4% due primarily to the strengthening of the Euro, British pound and Canadian dollar. Product mix reduced sales growth by 1%, reflecting higher growth in developing markets, including Greater China and Latin America, which generally have an average unit sales price lower than the Company average. Pricing adjustments reduced sales growth by 1% as we sharpened Family Care and Coffee category pricing to remain competitive on shelf and reduced prices to improve consumer value and stimulate growth in selected product categories, including Fabric Care and Feminine Care.

                                12 The Procter & Gamble Company and Subsidiaries

Operating Costs

Gross margin in 2005 was 50.9% a decrease of 20 basis points compared with the prior year. Higher commodity costs reduced gross margin by over 100 basis points. We were able to offset approximately half of this impact through the scale benefits of volume growth, with additional offset coming from supply chain savings and pricing. Price increases to recover commodity costs were taken in Family Care, Pet Health and Nutrition, Coffee and certain Fabric Care markets. Gross margin also contracted due to strong growth in developing markets. Gross margin in developing markets is generally lower than the Company average. Additionally, the sale of the Juice business in August of 2004 provided a positive impact to gross margin, as the Juice business had a lower gross margin than the Company average.

In 2004, gross margin was 51.1% an increase of 230 basis points versus the previous year. Charges for the restructuring program that was substantially completed in 2003 accounted for 80 basis points of the improvement. Of the remaining gross margin expansion, approximately 90 basis points were driven by the scale benefit of increased volume and 40 basis points were due to the addition of Wella, which has a higher gross margin than the balance of the Company. Supply chain savings and favorable product mix benefits were offset by the impact of higher commodity costs and pricing actions.

Gross Margin Progress
(% of sales)

2003                                            48.8
2004                                            51.1
2005                                            50.9

                                13 The Procter & Gamble Company and Subsidiaries

                                                                       YEARS ENDED JUNE 30
                                                     -------------------------------------------------------
                                                                  Basis
                                                                  point                 Basis point
Comparisons as a percentage of net sales              2005       change       2004        change        2003
                                                     -----       ------       ----      -----------     ----
Gross margin                                         50.9%        (20)        51.1%         230         48.8%
Selling, general and administrative                  32.4%        (40)        32.8%          90         31.9%
Operating Margin                                     18.5%         20         18.3%         140         16.9%
Earnings before income taxes                         17.6%         30         17.3%         120         16.1%
Effective tax rate                                   30.6%        (30)        30.9%         (60)        31.5%
Net earnings                                         12.2%         20         12.0%         100         11.0%

Selling, General and Administrative expense (SG&A) in 2005 was 32.4% of net sales, an improvement of 40 basis points compared to 2004. The basis point reduction in SG&A was driven by lower marketing spending as a percentage of net sales. Absolute spending for marketing investments was up year-over-year, but decreased as a percentage of net sales behind scale leverage and the mix impact of developing market growth. Marketing spending as a percentage of net sales is lower in developing markets than the Company average. Marketing spending increased to support product innovations including Olay Anti-Aging, Olay Moisturinse, Olay Quench, Pantene Pro-Health, Tide with a Touch of Downy, Tide Coldwater, Febreze Air Effects, Pantene Color Expressions, Pampers Feel 'n Learn, Kandoo Toddler Wipes and Handsoap and the expansion of SK-II, Lenor and Herbal Essences.

Overhead spending as a percentage of net sales was consistent with last year. Scale efficiencies in the base business were offset by the mix impact of two additional months of Wella in the current year and investments in selling capability. Wella has a higher ratio of overhead spending to net sales than the balance of the Company.

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                                14 The Procter & Gamble Company and Subsidiaries

Minority interest expense as a percentage of net sales decreased reflecting the Company's purchase of the remaining stake in its China venture, as well as the completion of the Domination and Profit Transfer Agreement with Wella. Please see the discussion of these transactions in Note 2 to the Consolidated Financial Statements.

SG&A in 2004 was 32.8% of net sales, an increase of 90 basis points compared to the previous year. The majority of the basis point increase was due to Wella, reflecting a higher ratio of SG&A expense to net sales than the base business. Reduced restructuring program charges in the prior year, that accounted for an improvement of 90 basis points, were more than offset by increases in marketing spending in 2004. Marketing investments were made behind product launches including Prilosec OTC, Crest Whitestrips Premium and Olay Regenerist, as well as continued support for the base business.

Selling, General and Administrative Expense
(% of sales)

2003                                            31.9
2004                                            32.8
2005                                            32.4

Non-Operating Items

Non-operating items primarily include interest expense, divestiture gains and losses and interest and investment income. Interest expense increased 33% to $834 million in 2005 due to higher debt balances to finance share repurchases, as well as an increase in interest rates versus the prior year. In 2004, interest expense increased $68 million to $629 million, primarily due to additional debt to support the acquisition of Wella.

Other non-operating income was $346 million in 2005 compared to $152 million in 2004 and $238 million in 2003. The increase in 2005 was driven primarily by the before-tax gain on the sale of the Juice business. The sale of the Juice business was essentially neutral to overall earnings, as the non-operating gain from the sale was largely offset by the loss of operating income. In 2004, other non-operating income declined primarily due to higher gains from divestitures in the base period.

                                15 The Procter & Gamble Company and Subsidiaries

The effective income tax rate was 30.6% in 2005 compared with 30.9% in 2004 and 31.5% in 2003. The fiscal 2005 effective tax rate includes a 280 basis point impact for estimated taxes in anticipation of repatriating approximately $7.2 billion in special dividends from the Company's non-U.S. subsidiaries, pursuant to the American Jobs Creation Act of 2004 (see Note 9 to Consolidated Financial Statements). This charge was largely offset by a 230 basis point impact from the reversal of tax provisions resulting from the successful resolution of tax audits in certain countries. The effective tax rate also benefited from the overall country mix of taxable income.

Net Earnings

In 2005, net earnings increased 12% to $6.92 billion. Earnings grew primarily behind volume and cost reduction efforts, which more than offset the effects of higher commodity costs and increased marketing spending in support of product innovations and the base business. Net earnings margin increased 20 basis points to 12.2% reflecting the scale benefits from higher volume and improvements due to cost savings.

Net earnings in 2004 increased 29% over the prior year. Earnings growth was primarily driven by increased volume and the completion of the Company's Organization 2005 Restructuring Program. Improvements to earnings from gross margin expansion were partially offset by increased marketing spending to support product initiatives and base business growth. The acquisition of Wella had no material impact on earnings in 2004. 2003 results include $538 million of after-tax charges related to the Company's Organization 2005 Restructuring Program, which represents approximately 11% of the 2004 earnings growth. These charges covered enrollment reductions, manufacturing consolidations and portfolio choices to scale back or discontinue under-performing businesses and initiatives. The restructuring program was substantially completed in 2003.

In 2005, diluted net earnings per share were $2.53, an increase of 15% compared to the prior year. Our target is 10% or better earnings per share growth. Diluted net earnings per share grew ahead of net earnings due to the Company's share repurchase activity. Diluted net earnings per share were $2.20 in 2004 and $1.70 in 2003. Diluted net earnings per share in 2003 included restructuring program impacts of $0.19.

                                16 The Procter & Gamble Company and Subsidiaries

Diluted Net Earnings
(per common share)

2003                                            $1.70
2004                                            $2.20
2005                                            $2.53

SEGMENT RESULTS

Results for the segments reflect information on the same basis we use for internal management reporting and performance evaluation. These results exclude certain costs included in the Consolidated Financial Statements (e.g., interest expense, other financing costs, investing activities and certain restructuring costs), which are reported in Corporate. Within the P&G Household Care GBU, we provide data for the Fabric Care and Home Care, as well as the Snacks and Coffee reportable segments. In P&G Family Health, we provide information on the Health Care and the Baby Care and Family Care reportable segments.

As described in Note 11 to the Consolidated Financial Statements, we have investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions and, therefore, do not consolidate them ("unconsolidated entities"). Because certain of these investments are managed as integral parts of the Company's business units, they are accounted for as if they were consolidated subsidiaries for management and segment reporting purposes. This means pre-tax earnings in the business units include 100% of each pre-tax income statement component, with eliminations to adjust such line items to U.S. GAAP included in Corporate. In determining after-tax earnings in the business units, we eliminate the share of earnings applicable to other ownership interests, in a manner similar to minority interest, and apply the statutory tax rates. Adjustments to arrive at the Company's effective tax rate are included in Corporate.

                                17 The Procter & Gamble Company and Subsidiaries

                                                       NET SALES DRIVERS VERSUS YEAR AGO
                                 ----------------------------------------------------------------------------
                                     Volume           Volume
                                      With            Without                                          Total
                                   Acquisitions     Acquisitions   Foreign                     Total   Impact
                                 and Divestitures and Divestitures Exchange  Price  Mix/Other  Impact  Ex-Fx
                                 ---------------- ---------------- --------  -----  ---------  ------  -----
PG BEAUTY                               12%               8%           3%      -%      -1%       14%    11%
PG FAMILY HEALTH
    HEALTH CARE                         10%               8%           2%      1%      -2%       11%     9%
    BABY CARE AND FAMILY CARE            7%               7%           3%      1%       -%       11%     8%
PG HOUSEHOLD CARE
    FABRIC CARE AND HOME CARE            9%               7%           2%      -%      -1%       10%     8%
    SNACKS AND COFFEE                    3%               3%           2%      4%      -1%        8%     6%
TOTAL COMPANY                            8%               8%           2%      1%      -1%       10%     8%

Sales percentage changes are approximations based on quantitative formulas that are consistently applied.

P&G Beauty

P&G Beauty unit volume increased 12% in 2005. Organic volume, which excludes the impacts of acquisitions and divestitures, increased 8%. The difference between total volume and organic volume is primarily Wella - the current year includes two additional months of Wella acquisition volume compared to the base period. P&G Beauty organic unit volume grew behind base business growth and several new product initiatives including Olay Anti-Aging, Olay Quench hand and body lotions, Olay Moisturinse in-shower body moisturizer, Pantene Pro-Health, Pantene Color Expressions and Lacoste Touch of Pink. Unit volume growth was broad-based with all major businesses in the segment contributing double-digit increases. Hair Care increased by low-double digits behind the Pantene, Head & Shoulders, Herbal Essences, Rejoice and Aussie brands. Our Hair Care business in North America was negatively impacted by the discontinuation of several minor brands and a difficult competitive environment. Hair Care global market share was 24%, an increase of about one point compared to last year. In Skin Care, volume increased double-digits behind the continued growth of the Olay brand. Double-digit growth in the Feminine Care business continues to be driven by product upgrades to the Always/Whisper brands and the successful introduction of Naturella in Central and Eastern Europe. Our global market share in Feminine Care was approximately 36%, an increase of about one percentage point compared to last year.

Net sales increased 14% to $19.48 billion. Foreign exchange contributed 3% to sales growth, while the mix impact of higher relative growth in developing markets reduced sales by 1%. Net earnings increased 23% to $2.75 billion due to volume growth and an after-tax margin improvement of 100

                                18 The Procter & Gamble Company and Subsidiaries

basis points compared to the prior year. The margin increased primarily due to the scale benefits of volume growth, cost reduction programs and the impacts of the Company's increased ownership of the China operation and the Domination and Profit Transfer Agreement with Wella. These margin benefits were partially offset by marketing spending to support initiatives, including those discussed above.

                                19 The Procter & Gamble Company and Subsidiaries

In 2004, P&G Beauty unit volume increased 37%. Excluding the impact of the Wella acquisition, unit volume increased 10% behind broad-based growth in the Hair Care, Personal Beauty Care and Feminine Care businesses. Net sales increased 40% to $17.12 billion. Sales growth included a positive foreign exchange impact of 4%, partially offset by negative pricing of 1%. Pricing includes actions to support the Hair Care, Colorants and Cosmetics businesses in North America and the Feminine Care business in Western Europe. Overall, P&G Beauty market share increased, as sales growth out-paced market growth in key categories including Skin Care, Feminine Care and Hair Care. Net earnings increased 23% to $2.24 billion. Volume benefits, including the addition of Wella, and lower material costs were partially offset by marketing investments to support product initiatives and the base business. Earnings margin decreased due to the impact of the higher SG&A expense ratio for Wella. The Wella acquisition was accretive to P&G Beauty earnings and had no material impact on Company earnings after including interest expense, which is included in Corporate. In 2003, P&G Beauty net sales were $12.22 billion and net earnings were $1.83 billion.

P&G Family Health

Health Care. Health Care unit volume in 2005 increased 10% behind double-digit growth of Prilosec OTC, Actonel and developing markets. Oral Care posted mid-single digit volume growth globally despite a challenging competitive environment. Developing market volume for Oral Care was up double-digits, while developed market volume decreased due primarily to a contraction of the U.S. tooth whitening market. Net sales increased 11% to $7.79 billion aided by a positive 2% foreign exchange impact. Pricing in Pet Health and Nutrition and Pharmaceuticals added 1% to sales, while product mix reduced sales by 2% due to the shift of Macrobid branded sales to generic sales and higher relative growth in developing markets.

Health Care's net earnings were $944 million, an increase of 8% against a base period where earnings increased 41%. Earnings increased primarily behind volume growth. After-tax earnings margin declined about 30 basis points year-over-year due, in part, to product mix impacts of lower volume in Macrobid and Crest Whitestrips, both of which have higher margins than the balance of the Health Care business. Earnings were also negatively impacted by a higher royalty expense rate for Prilosec OTC, higher commodity costs and marketing investments in support of initiatives.

                                20 The Procter & Gamble Company and Subsidiaries

In 2004, Health Care unit volume increased 18%. All categories grew volume, with double-digit gains in the Pharmaceutical, Personal Health Care and Oral Care businesses, as well as solid growth in Pet Health and Nutrition. Net sales increased 21% to $6.99 billion. Foreign exchange increased sales 3%. Net earnings increased 41% to $871 million primarily driven by sales growth behind initiatives and margin expansion due to product mix, manufacturing cost savings and lower overhead spending as a percentage of sales. Mix-driven margin expansion was negatively impacted by increased marketing spending to support initiatives and the base business. In 2003, Health Care net sales were $5.80 billion and net earnings were $617 million.

Baby Care and Family Care. Baby Care and Family Care unit volume in 2005 increased 7%. Baby Care's unit volume increased upper single-digits behind a continued stream of innovation including Feel 'n Learn training pants in North America, Baby Dry fit upgrade and Baby Stages of Development upgrades in Western Europe and the expansion of Pampers Kandoo. Family Care volume increased mid-single digits driven by product, packaging and format initiatives in North America on both the Bounty and Charmin brands. Net sales increased 11% to $11.89 billion, including a positive 3% impact from foreign exchange. Pricing added 1% to sales growth driven primarily by a price increase in North America Family Care to recover higher commodity costs, partially offset by targeted pricing investments in Western Europe in response to competitive activity. Baby Care's global share increased by one point to 37%, with continued share progress in both North America and Western Europe. Family Care shares in major markets were up modestly compared to the prior year period.

Net earnings increased 30% to $1.20 billion behind volume gains and an increase in after-tax earnings margin of 145 basis points to 10.1%. The margin increase was driven by the scale benefits of volume, pricing in North America Family Care and manufacturing cost savings projects, partly offset by higher commodity costs and marketing investments in support of initiatives.

In 2004, Baby Care and Family Care unit volume increased 6%. Baby Care unit volume increased double-digits led by gains in Western Europe and developing markets. Family Care unit volume increased by mid-single digits. Net sales increased 8% to $10.72 billion, including a positive 4% impact due to foreign exchange. Sales were negatively impacted by pricing of 1%, primarily due to increased competitive promotional activity in North America Family Care. Mix reduced sales by 1% due primarily to higher relative Baby Care growth in developing markets, where unit sales prices are generally lower than the business average. Baby Care and Family Care net earnings were $927 million in 2004, an increase of 17% compared to 2003. Baby Care delivered

                                21 The Procter & Gamble Company and Subsidiaries

profit growth from higher volume and product cost savings. Family Care earnings declined slightly due to increases in commodity costs (both pulp and natural gas) and increased spending to keep prices competitive in a difficult market environment.

P&G Household Care

Fabric Care and Home Care. Unit volume increased by 9% in Fabric Care and Home Care, with both businesses delivering upper-single digit growth. Acquisitions in Europe and Latin America contributed 2% to volume growth versus the prior year. Unit volume increased behind strong initiative activity, expansion of the portfolio to serve more consumers and continued growth in developing markets. Volume increased behind the continued success of Lenor, Febreze Air Effects, Swiffer Duster and Gain, as well as the launches of Tide Coldwater, Downy Simple Pleasures and Mr. Clean Magic Reach. Developing markets grew volume by double-digits, led by the continued success of Tide in Greater China. Net sales increased 10% to $15.26 billion. Foreign exchange added 2% to sales growth. The mix impact of higher relative growth in developing markets reduced sales by 1%. Global market share for the Fabric Care business was up slightly compared to the previous year to 32%. Global market share for Home Care also increased modestly to 20%. In Air Care, Febreze earned a 14% share of the instant air freshener market behind the successful launch of Febreze Air Effects.

Net earnings were $2.05 billion, a decrease of 3% compared to the prior year. After-tax earnings margin decreased 175 basis points due primarily to higher commodity costs, which more than offset the scale benefits of volume growth and pricing actions in certain markets. Additionally, after-tax margin in 2005 was lower due to the mix effect of higher growth rates in developing markets, where the margins are lower than in developed markets. We expect continued margin pressure in 2006 from higher commodity costs and growth in developing markets.

                                22 The Procter & Gamble Company and Subsidiaries

In 2004, Fabric Care and Home Care unit volume increased 9% behind growth on established brands such as Tide, Ariel, Gain and Ace and the success of initiatives including Mr. Clean Magic Eraser, Mr. Clean AutoDry, Swiffer Duster, Gain Fabric Enhancer and the expansion of Febreze. Net sales increased 10%, to $13.87 billion. Sales growth includes a positive 3% foreign exchange impact. Negative pricing of 1% was primarily driven by actions to maintain competitive shelf pricing in key geographies, including North America and Western Europe. Mix reduced sales by 1% driven primarily by double-digit growth in developing markets. Net earnings in 2004 increased 8% to $2.10 billion. Net earnings margin was down slightly compared to 2003 due to the mix effect of disproportionate growth outside of the U.S. (as we expanded our business in certain geographies including China, India and Eastern Europe) and marketing investments behind new product initiatives. Startup costs for increased liquid detergent capacity in North America to support new product initiative activity and investments in supply chain optimization also contributed to the lower net earnings margin.

Snacks and Coffee. Snacks and Coffee unit volume increased 3% compared to the prior year. Pringles volume grew behind expanded distribution and merchandizing of customized flavors and Pringles Prints in North America. Coffee volume increased behind custom Folgers dark roasts. Folgers now has a market share in the U.S. of approximately 32%. Net sales increased 8% to $3.14 billion. Pricing increased sales 4% due primarily to actions on Folgers to recover higher commodity costs. Foreign exchange had a positive 2% effect on sales growth, while product mix reduced sales by 1%. Net earnings increased 24% to $393 million behind higher volume, pricing to recover commodity costs and lower merchandising spending versus the prior year. After-tax earnings margin increased 165 basis points to 12.5%.

In 2004, unit volume in Snacks and Coffee increased 6%. Net sales were $2.91 billion, an increase of 9% compared to 2003. Foreign exchange added 3% to sales growth. Product mix increased sales by 1% primarily behind higher relative growth of Folgers, which has a higher unit sales rate than the segment average. Pricing reduced sales by 1% reflecting high promotional spending in the Coffee category. Snacks and Coffee net earnings in 2004 were $316 million, an increase of 25%, as volume and base business savings more than offset higher commodity costs.

                                23 The Procter & Gamble Company and Subsidiaries

Corporate

Corporate includes certain operating and non-operating activities that are not reflected in the results used internally to measure and evaluate the GBUs, as well as eliminations to adjust management reporting principles to U.S. GAAP. Operating activities in Corporate include the results of incidental businesses managed at the corporate level, certain restructuring costs and the elimination of individual revenues and expenses generated by companies over which we exert significant influence, but do not control. Operating elements held in Corporate also include certain employee benefit costs and other general corporate items. The non-operating items held in Corporate primarily include financing and investing activities. Additionally, Corporate includes the historical results of certain divested businesses, including the Juice business, which was divested in August of 2004. Corporate assets primarily include cash, investment securities and goodwill.

Corporate net sales primarily reflect the adjustment to eliminate the sales of unconsolidated entities included in business unit results. Net sales reported in Corporate include the results of divested businesses (e.g., Juice). In 2005, Corporate net earnings declined due to higher interest expense, partially offset by the gain from the Juice business divestiture. The improvement to Corporate earnings in 2004 was driven primarily by a favorable base period comparison, as the prior year included restructuring program charges. This improvement was partially offset by higher interest charges associated with Wella, hedging impacts and current year charges for projects to maintain a competitive cost structure.

FINANCIAL CONDITION

We believe our financial condition continues to be of high quality, as evidenced by our ability to generate substantial cash from operations and ready access to capital markets at competitive rates.

Operating cash flow provides the primary source of funds to finance operating needs and capital expenditures. Excess operating cash is used first to fund shareholder dividends. Other discretionary uses include share repurchases and "tack-on" acquisitions to complement our portfolio of brands and geographies. As necessary, we may supplement operating cash flow with debt to fund these activities. The overall cash position of the Company reflects our strong business results and a global cash management strategy that takes into account liquidity management, economic factors and tax considerations.

                                24 The Procter & Gamble Company and Subsidiaries

Operating Activities

In 2005, operating cash flow was $8.68 billion compared to $9.36 billion in 2004. The benefit of higher net earnings in the current year was more than offset by changes in working capital. We define working capital as the combination of inventory, accounts receivable and accounts payable. Total inventory days on hand increased by two days in 2005 reflecting the impacts of higher commodity costs and the Company's efforts to rebuild inventory levels in product categories that could not sufficiently meet customer demand. Receivable days sales outstanding improved by two days, resulting in a slight improvement to operating cash flow. Accounts payable decreased three days. In addition to the increase in working capital, operating cash was reduced by tax payments related to the settlement of prior year audits.

In 2004, operating cash flow was $9.36 billion compared to $8.70 billion in 2003, representing an increase of 8%. Higher net earnings were the primary driver of the increase in operating cash flow. Operating cash flow growth trailed earnings growth due to an increase in accounts receivable, cash payments for accrued restructuring program charges and a dividend received from a joint venture in 2003.

We view free cash flow as an important measure because it is one factor impacting the amount of cash available for dividends and discretionary investment. It is defined as operating cash flow less capital expenditures and is one of the measures used to evaluate senior management and determine their at-risk compensation. In 2005, free cash flow was $6.50 billion compared to $7.33 billion in 2004. In addition to lower operating cash flow, free cash flow declined year-over-year due to higher capital expenditures. Capital expenditures in 2005 were higher than in 2004, but still below our target of capital spending at or below 4% of net sales.

In 2004, free cash flow was $7.33 billion compared to $7.22 billion in 2003. Free cash flow in 2004 reflected increased operating cash flow, partially offset by increased capital expenditures, although spending was in-line with our target of capital spending at or below 4% of sales. Capital spending in 2003 was well below historical levels and the Company's target.

Free cash flow productivity, defined as the ratio of free cash flow to net earnings, was 94% in 2005, above the Company's target of 90%. Free cash flow productivity was 119% in 2004.

                                25 The Procter & Gamble Company and Subsidiaries

Investing Activities

Investing activities in the current year used $2.34 billion of cash compared to $10.14 billion in the prior year, which included the cash used for the acquisition of Wella.

Acquisitions. Acquisitions (net of cash acquired) used $572 million of cash in the current year which includes acquisitions of a Pharmaceuticals business in Spain, Fabric Care businesses in Europe and Latin America and increased ownership in our Glad venture with The Clorox Company. In 2004, net cash used for acquisitions was $7.48 billion, driven by the acquisition of Wella and the purchase of the remaining stake in our China venture from Hutchison Whampoa China Ltd. (Hutchison). The initial Wella acquisition in September 2003 was approximately $5.10 billion for an 81% interest, funded by a combination of debt and cash. In June 2004, the Company and Wella completed a Domination and Profit Transfer Agreement, which provided us full operating control and rights to 100% of future operating results. In exchange, we must pay the remaining Wella shareholders a guaranteed annual dividend payments. Alternatively, the Wella shareholders may elect to tender the shares for a fixed price. The obligation associated with the Domination and Profit Transfer Agreement was $1.11 billion and has been recognized as a current liability. The portion of the acquisition related to the Domination and Profit Transfer Agreement represents a non-cash transaction. Future payments related to the principal portion of the annual dividend arrangement or acquisition of shares tendered will be reflected as investing activities, consistent with the underlying transaction.

The gross cash outlay for Hutchison in 2004 was $2.00 billion, which also included the settlement of minority interest and certain other liabilities, for a net cost of $1.85 billion. The acquisition was funded by debt. We also completed certain smaller acquisitions with an aggregate cost of $384 million in 2004, including Glide dental floss and Fabric Care brands in Western Europe, Latin America and the Middle East. Net cash used for acquisitions was $61 million in 2003.

                                26 The Procter & Gamble Company and Subsidiaries

Capital Spending. Capital spending efficiency continues to be a critical component of the Company's overall cash management strategy. Capital expenditures in 2005 were $2.18 billion compared to $2.02 billion in 2004 and $1.48 billion in 2003. Capital spending in 2005 was 3.8% of net sales - slightly lower than the comparable prior year period as a percentage of net sales and below our target ratio. Over the past several years, we have made systemic interventions to improve capital spending efficiencies and asset utilization. While the Company's goal is to maintain capital expenditures at or below 4% of sales on an ongoing basis, there may be exceptional years when specific business circumstances, such as capacity additions, may lead to higher spending.

Capital Spending
(% of sales)

2001                                            6.3%
2002                                            4.2%
2003                                            3.4%
2004                                            3.9%
2005                                            3.8%

Proceeds from Asset Sales. Proceeds from asset sales increased primarily due to the divestiture of the Juice business in August of 2004.

Financing Activities

Dividend Payments. Our first discretionary use of cash is dividend payments. Dividends per common share grew 11% to $1.03 per share in 2005. This increase represents the 49th consecutive fiscal year the Company has increased its common share dividend. The Company has been paying common share dividends each year, without interruption, since incorporation in 1890. Total dividend payments to both common and preferred shareholders were $2.73 billion, $2.54 billion and $2.25 billion in 2005, 2004 and 2003, respectively.

Dividends
(per common share)

2001                                            $0.70
2002                                            $0.76
2003                                            $0.82
2004                                            $0.93
2005                                            $1.03

                               27 The Procter & Gamble Company and Subsidiaries

Long-Term and Short-Term Debt. We maintain debt levels we consider appropriate after evaluating a number of factors, including cash flow expectations, cash requirements for ongoing operations, investment plans (including acquisitions and share repurchase activities) and the overall cost of capital. Total debt increased by $3.49 billion in 2005 to $24.33 billion. The increase was primarily due to additional debt to finance share repurchases announced concurrently with our planned acquisition of The Gillette Company.

In 2004, total debt increased by $7.19 billion to $20.84 billion. The increase was primarily due to the acquisitions of Wella and the Hutchison minority interest, along with discretionary share repurchases.

Liquidity. As discussed previously, our primary source of liquidity is cash generated from operations. We believe internally-generated cash flows adequately support business operations, capital expenditures and shareholder dividends, as well as a level of discretionary investments (e.g., for tack-on acquisitions).

We are able to supplement our short-term liquidity, if necessary, with broad access to capital markets and $2.00 billion in bank credit facilities. Broad access to financing includes commercial paper programs in multiple markets at favorable rates given our strong credit ratings (including separate U.S. dollar and Euro multi-currency programs). We maintain two bank credit facilities: a $1.00 billion, five-year facility which matures in July 2007 and a $1.00 billion, five-year facility which matures in July 2009. We have never drawn against either facility and have no plans to do so in the foreseeable future.

These credit facilities do not have cross-default or ratings triggers, nor do they have material adverse events clauses, except at the time of signing. While not considered material to the overall financial condition of the Company, there is a covenant in the credit facilities stating the ratio of net debt to earnings before interest expense, income taxes, depreciation and amortization cannot exceed four at the time of a draw on the facility. As of June 30, 2005, we are comfortably below this level, with a ratio of approximately 1.2.

Additionally, we secured a $3.40 billion bridge facility to fund the share buyback plan announced concurrently with the Company's planned acquisition of The Gillette Company. As discussed in Note 2 to the Consolidated Financial Statements, we entered into an agreement to acquire The Gillette Company on January 27, 2005. In connection with this transaction, we also announced a share buyback plan under which we will acquire up to $22 billion of Company common shares. As of June 30, 2005, $3.00 billion in shares were acquired under this plan, financed by the bridge facility.

                                28 The Procter & Gamble Company and Subsidiaries

On July 27, 2005, we signed a $24 billion three-year credit facility with a syndicate of banks to replace the current $3.40 billion bridge facility. The credit facility will be available for general corporate purposes with the expectation that the majority of the funds will be used to fund the share repurchase program. We expect the share buyback program to be largely complete by June 30, 2006. As part of the share repurchase program, we may also purchase shares of The Gillette Company prior to the close to facilitate completion of the transaction (dependent on market conditions and regulatory approval). We do not anticipate any significant impacts to the Company's overall liquidity as a result of the acquisition or share buyback program. This credit facility carries a variable interest rate. Interest on the facility will be managed within our overall interest rate management policies described in Note 6 to the Consolidated Financial Statements.

In addition to these credit facilities, long-term borrowing available under our current shelf registration statement was $7.01 billion at June 30, 2005.

The Company's Moody's and Standard & Poor's (S&P) short-term credit ratings are P-1 and A-1+, respectively. Our Moody's and S&P long-term credit ratings are Aa3 and AA- with a negative outlook, respectively. These ratings were recently confirmed following the Company's announcement of the agreement to acquire Gillette and the stock buyback plan.

Treasury Purchases. During the past year, we substantially increased our level of share repurchases. Total share repurchases in 2005 were $5.03 billion, of which $3.00 billion were made as part of our aforementioned share repurchase plan. As discussed previously, we expect to largely complete the share purchases under this plan by June 30, 2006. In 2004, treasury share purchases totaled $4.07 billion compared to $1.24 billion in 2003. Lower share purchases in 2003 reflected the need to preserve capital ahead of the Wella acquisition.

Guarantees and Other Off-Balance Sheet Arrangements. We do not have guarantees or other off-balance sheet financing arrangements, including variable interest entities, that we believe could have a material impact on financial condition or liquidity.

                                29 The Procter & Gamble Company and Subsidiaries

Contractual Commitments. The table below provides information on our contractual commitments as of June 30, 2005 (in millions).

                                                         Less Than  1 - 3   3 - 5   After 5
                                                 Total     1 Year   Years   Years    Years
                                               --------  ---------  ------  ------  -------
Recorded liabilities
Total debt                                     $ 23,927  $  11,414  $2,009  $2,763  $ 7,741
Capital leases                                      327         50     232      36        9
Wella Domination and
Profit Transfer Agreement                         1,087      1,087       -       -        -
                                               --------  ---------  ------  ------  -------
Other
Interest payments relating
to long-term debt                                 8,929        794   1,281   1,029    5,825
Operating leases                                    977        215     288     215      259
Minimum pension funding(1)                          643        241     402       -        -
Purchase obligations(2)                           6,739      2,663   1,665   1,178    1,233
                                               --------  ---------  ------  ------  -------
TOTAL CONTRACTUAL COMMITMENTS                    42,629     16,464   5,877   5,221   15,067
                                               --------  ---------  ------  ------  -------

(1) Represents future pension payments to comply with local funding requirements. The projected payments beyond fiscal year 2008 are not currently determinable.

(2) Primarily reflects future contractual payments under various take-or-pay arrangements entered into as part of the normal course of business. Commitments made under take-or-pay obligations represent future purchases in line with expected usage to obtain favorable pricing. Approximately 70% relates to service contracts for information technology, human resources management and facilities management activities that were outsourced in recent years. While the amounts listed represent contractual obligations, we do not believe it is likely that the full contractual amount would be paid if the underlying contracts were canceled prior to maturity. In such cases, we generally are able to negotiate new contracts or cancellation penalties, resulting in a reduced payment. The amounts do not include obligations related to other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. We do not believe such purchase obligations will adversely affect our liquidity position.

                                30 The Procter & Gamble Company and Subsidiaries

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

In preparing our financial statements in accordance with U.S. GAAP, there are certain accounting policies that are particularly important. These include revenue recognition, income taxes, certain employee benefits and goodwill and intangible assets. We believe these accounting policies, and others set forth in
Note 1 to the Consolidated Financial Statements, should be reviewed as they are integral to understanding the results of operations and financial condition of the Company. In some cases, these policies simply represent required accounting. In others, they may represent a choice between acceptable accounting methods or may require substantial judgment or estimation in their application.

Due to the nature of our business, these estimates generally are not considered highly uncertain at the time of estimation, meaning they are not expected to result in a change that would materially affect our results of operations or financial condition in any given year.

The Company has discussed the selection of significant accounting policies and the effect of estimates with the Audit Committee of the Company's Board of Directors.

Revenue Recognition

Most of our revenue transactions represent sales of inventory, and we recognize revenue when title, ownership and risk of loss transfer to the customer, which generally is on the date of shipment. A provision for payment discounts and product return allowances is recorded as a reduction of sales within the same period that the revenue is recognized. We offer sales incentives through various programs, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recorded as a reduction of sales. Given the nature of our business, revenue recognition practices do not contain estimates that materially affect results of operations.

                                31 The Procter & Gamble Company and Subsidiaries

Income Taxes

Our annual tax rate is determined based on our income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Tax law requires certain items to be included in the tax return at different times than the items are reflected in the financial statements. As a result, our annual tax rate reflected in our financial statements is different than reported on our tax return (our cash tax rates). Some of these differences are permanent, such as expenses that are not deductible in our tax return, and some differences are temporary, reversing over time, such as depreciation expense. These temporary differences create deferred tax assets and liabilities.

Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our financial statements for which payment has been deferred, or expenditures which we have already taken a deduction for in our tax return but have not yet been recognized in our financial statements.

Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes. Realization of certain deferred tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carry-forward periods. Although realization is not assured, management believes it is more likely than not that our deferred tax assets, net of valuation allowances, will be realized.

Changes in existing tax laws, tax rates and their related interpretations may also affect our ability to successfully manage the impacts of regulatory matters around the world. We establish reserves for tax positions that management believes are supportable, but are potentially subject to successful challenge by the applicable taxing authority. We review these in light of the changing facts and circumstances, such as the progress of tax audits, and adjust them when significant changes in risk warrant it. We have a number of audits in process in various jurisdictions. Although the results of these audits are uncertain, based on currently available information, we believe that the ultimate outcomes will not have a material adverse effect on the Company's results of operations, financial condition or cash flows.

Our accounting represents management's best estimate of future events that can be appropriately reflected in the accounting estimates. Certain changes or future events, such as changes in tax legislation, geographic mix of earnings, completion of tax audits or earnings repatriation plans could have an impact on our estimates and effective tax rate.

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                                32 The Procter & Gamble Company and Subsidiaries

Employee Benefits

We sponsor various post-employment benefits throughout the world. These include pension plans, both defined contribution plans and defined benefit plans, and other post-employment benefit (OPEB) plans, consisting primarily of health care and life insurance for retirees. For accounting purposes, the defined benefit and OPEB plans require assumptions to estimate the projected and accumulated benefit obligations, including the following: discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality; expected return on assets; and health care cost trend rates. These and other assumptions affect the annual expense recognized for these plans. Our assumptions reflect our historical experiences and management's best judgment regarding future expectations. In accordance with U.S. GAAP, the net amount by which actual results differ from our assumptions is deferred. If this net deferred amount exceeds 10% of the greater of plan assets or liabilities, a portion of the deferred amount is included in expense for the following year. The cost or benefit of plan changes, such as increasing or decreasing benefits for prior employee service (prior service cost), is deferred and included in expense on a straight-line basis over the average remaining service period of the employees expected to receive benefits.

The expected return on plan assets assumption is important, since many of our defined benefit plans and our primary OPEB plan are funded. The process for setting the expected rates of return is described in Note 8 to the Consolidated Financial Statements. For 2005, the average return on assets assumption for pension plan assets is 7.2%. A change in the rate of return of 1% would impact annual benefit expense by approximately $17 million after tax. For 2005, the return on assets assumption for OPEB assets is 9.5%. A 1% change in the rate of return would impact annual benefit expense by approximately $24 million after tax.

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                                33 The Procter & Gamble Company and Subsidiaries

Since pension and OPEB liabilities are measured on a discounted basis, the discount rate is a significant assumption. Discount rates used for our U.S. defined benefit and OPEB plans are based on a yield curve constructed from a portfolio of high quality bonds for which the timing and amount of cash outflows approximate the estimated payouts of the plan. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better. The average discount rate on the defined benefit pension plans of 4.5% represents a weighted average of local rates in countries where such plans exist. A 0.5% change in the discount rate would impact annual after-tax benefit expense by less than $35 million. The rate on the OPEB plan of 5.1% reflects the higher interest rates generally available in the U.S., which is where a majority of the plan participants receive benefits. A 0.5% change in the discount rate would impact annual after-tax OPEB expense by less than $20 million.

Certain defined contribution pension and OPEB benefits in the U.S. are funded by the Employee Stock Ownership Plan (ESOP), as discussed in Note 8 to the Consolidated Financial Statements.

Goodwill and Intangible Assets

The Company seeks to deliver value from innovation by building brands and businesses. In many cases, brands are created internally, and the costs are expensed as incurred. In other cases, brands and businesses may be acquired, which generally results in intangible assets recognized in the financial statements. These intangibles may represent indefinite-lived assets (e.g., certain trademarks or brands), definite-lived intangibles (e.g., patents) or residual goodwill. Of these, only the costs of definite-lived intangibles are amortized to expense over their estimated life. The classification of intangibles and the determination of the appropriate life requires substantial judgment. Our history demonstrates that many of the Company's brands have very long lives and our objective is to generally maintain them indefinitely. For accounting purposes, we evaluate a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, operating plan and the macroeconomic environment of the countries in which the brand is sold. If it is determined that an intangible does not have an indefinite life, our policy is to amortize the balance over the expected useful life, which generally ranges from 5 to 20 years.

Our impairment testing for goodwill is performed separately from our impairment testing of indefinite-lived intangibles. We test goodwill for impairment, at least annually, by reviewing the book value compared to the fair value at the reporting unit level. We test individual indefinite-lived intangibles at least annually by reviewing the individual book values compared to the fair value. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows to measure

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                                34 The Procter & Gamble Company and Subsidiaries

fair value. Assumptions used in the Company's impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. When certain events or changes in operating conditions occur, we review the life of intangible assets. The value of goodwill and intangible assets from recently-acquired businesses are derived from the current macroeconomic environment and therefore, are more susceptible to a short-term adverse economic change that could require an impairment charge. We did not recognize any material impairment charges for goodwill or intangible assets during the years presented.

New Accounting Pronouncements

As more fully described in Notes 1 and 7 to the Consolidated Financial Statements, we adopted SFAS No. 123(Revised 2004), "Share-based Payment" (SFAS 123(R)) on July 1, 2005. This statement requires that all stock-based compensation, including grants of employee stock options, be accounted for using the fair-value-based method. SFAS 123(R) is effective for the Company for our fiscal year beginning July 1, 2005. We elected to adopt SFAS 123(R) using the modified retrospective method under which prior years' results were revised to give effect to the value of options granted in fiscal years beginning on or after July 1, 1995. The additional compensation expense recognized for periods prior to adoption under the modified retrospective method is consistent with the amounts previously reported in our pro forma footnote disclosure for stock-based compensation.

No other new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the consolidated financial statements.

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                                35 The Procter & Gamble Company and Subsidiaries

OTHER INFORMATION

Hedging and Derivative Financial Instruments

As a multinational company with diverse product offerings, we are exposed to market risks such as changes in interest rates, currency exchange rates and commodity prices. To manage the volatility related to these exposures, we evaluate our exposures on a global basis to take advantage of the direct netting opportunities and currency, interest rate and commodity correlations that exist within the portfolio. For the remaining exposures, we enter into various derivative transactions in accordance with the Company's hedging policies that are designed to offset, in-part or in-whole, changes in the underlying exposures being hedged. We do not hold or issue derivative financial instruments for speculative trading purposes. Note 6 to the Consolidated Financial Statements includes a detailed discussion of our accounting policies for financial instruments.

Derivative positions are monitored using techniques including market valuation, sensitivity analysis and value-at-risk modeling. The tests for interest rate and currency rate exposures discussed below are based on a Monte Carlo simulation value-at-risk model using a one year horizon and a 95% confidence level. The model incorporates the impact of correlation (the degree to which exposures move together over time) and diversification (from holding multiple currency, commodity and interest rate instruments) and assumes that financial returns are normally distributed. Estimates of volatility and correlations of market factors are drawn from the RiskMetrics(TM) dataset as of June 30, 2005. In cases where data is unavailable in RiskMetrics(TM), a reasonable proxy is included.

Our market risk exposures relative to interest and currency rates, as discussed below, have not changed materially versus the previous reporting period. In addition, we are not aware of any facts or circumstances that would significantly impact such exposures in the near-term.

Interest Rate Exposure. Interest rate swaps are used to hedge exposures to interest rate movement on underlying debt obligations. Certain interest rate swaps denominated in foreign currencies are designated to hedge exposures to currency exchange rate movements on our investments in foreign operations. These currency interest rate swaps are designated as hedges of the Company's foreign net investments.

Based on our overall interest rate exposure as of and during the year ended June 30, 2005, including derivative and other instruments sensitive to interest rates, we do not believe a near-term change in interest rates, at a 95% confidence level based on historical interest rate movements, would materially affect our financial statements.

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                                36 The Procter & Gamble Company and Subsidiaries

Currency Rate Exposure. Because we manufacture and sell products in a number of countries throughout the world, we are exposed to the impact on revenue and expenses of movements in currency exchange rates. The primary purpose of our currency hedging activities is to reduce the risk that our financial position will be adversely affected by short-term changes in exchange rates. Corporate policy prescribes the range of allowable hedging activity. We primarily use forward contracts and options with maturities of less than 18 months.

In addition, we enter into certain currency swaps with maturities of up to five years to hedge our exposure to exchange rate movements on intercompany financing transactions. We also use purchased currency options with maturities of generally less than 18 months and forward contracts to hedge against the effect of exchange rate fluctuations on intercompany royalties and to offset a portion of the effect of exchange rate fluctuations on income from international operations.

Based on our overall currency rate exposure as of and during the year ended June 30, 2005, including derivative and other instruments sensitive to currency movements, we do not believe a near-term change in currency rates, at a 95% confidence level based on historical currency rate movements, would materially affect our financial statements.

Commodity Price Exposure. We use raw materials that are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. In addition to fixed price contracts, we use futures, options and swap contracts to manage the volatility related to the above exposures. Commodity hedging activity is not considered material to our financial statements.

Restructuring Program

In 1999, concurrent with a reorganization of our operations into product-based GBUs, we initiated a multi-year Organization 2005 Restructuring Program. Total restructuring program charges were $538 million after tax in 2003. The program was substantially complete at the end of June 2003 with a remaining reserve of $335 million. Substantially all of the liability was settled through cash payments by June 30, 2004.

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                                37 The Procter & Gamble Company and Subsidiaries

The Company continues to undertake projects to maintain a competitive cost structure, including manufacturing consolidations and work force rationalization, as part of its normal operations. We expect to recognize between $150 million to $200 million after tax per year in charges for these types of projects. Spending in both 2005 and 2004 was consistent and within the range described above.

Measures Not Defined By U.S GAAP

Our discussion of financial results includes several "non-GAAP" financial measures. We believe these measures provide our investors with additional information about our underlying results and trends, as well as insight to some of the metrics used to evaluate management. When used in MD&A, we have provided the comparable GAAP measure in the discussion. These measures include:

Organic Sales Growth. Organic sales growth measures sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. The Company believes this provides investors with a more complete understanding of underlying results and trends by providing sales growth on a consistent basis.

Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. The Company views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The Company's target is to generate free cash flow at or above 90% of net earnings. Free cash flow productivity is one of the measures used to evaluate senior management.